Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                   Commission File No. 333-54394

               PROSPECTUS SUPPLEMENT NO. 2 DATED FEBRUARY 20, 2001
                                       TO
             PROSPECTUS DATED FEBRUARY 6, 2001, AS SUPPLEMENTED BY
               PROSPECTUS SUPPLEMENT NO.1 DATED FEBRUARY 16, 2001

                          CHARTER COMMUNICATIONS, INC.

          31,664,667 Issued or Issuable Shares of Class A Common Stock


                          CHARTER COMMUNICATIONS, INC.

                              CLASS A COMMON STOCK

      This Prospectus Supplement No. 2 supplements our prospectus dated February 6, 2001, as supplemented by Prospectus Supplement No. 1 dated February 16, 2001 (together, the "Prospectus") relating to the public offering and sale of up to 31,664,667 issued or issuable shares of our Class A common stock by certain of our shareholders, or, among other things, the loan of shares to a broker-dealer, and the sale of the shares so loaned.

      This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and this Prospectus Supplement No. 2 is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement No. 2 and not otherwise defined herein have the meanings specified in the Prospectus.

                             SELLING SECURITYHOLDERS

      The information set forth under the heading "Selling Securityholders" is supplemented as follows:

      CSC Charter Holdings II, Inc. and CSC Charter Holdings III, Inc. (the "CSC Stockholders") each entered into separate stock loan agreements with Bear, Stearns International Limited ("BSIL"), a U.K. broker-dealer. BSIL may borrow and sell the full number of shares of our Class A common stock held by the CSC Stockholders on terms agreed with the respective counterparty. Separately, each of the CSC Stockholders has entered into a forward agreement with BSIL, pursuant to which such CSC Stockholder may be required to deliver its shares of Class A common stock. CSC Charter Holdings II, Inc. owns 3,724,458 and CSC Charter Holdings III, Inc. owns 3,724,460 shares of our Class A common stock.

                              PLAN OF DISTRIBUTION

      The information set forth under the caption "Plan of Distribution" in the Prospectus is supplemented as follows:

      Bear, Stearns International Limited will sell shares of our Class A common stock covered by this Supplement through its affiliate, Bear, Stearns & Co. Inc., a United States broker-dealer, from time to time in the NASDAQ National Market at then-current market prices. BSIL will pay Bear Stearns & Co. a commission of $.06 per share in connection with such sales. BSIL may enter into such sales relating to our Class A common stock in connection with the Forward Agreements. In connection with those Forward Agreements, BSIL may as principal earn profits or incur losses the extent of which will depend on, among other things, the prices at which its sales of Class A common stock are executed. BSIL will receive payments at a floating rate of LIBOR plus 50 basis points per annum on the notional amount of the Forward Agreements. BSIL may from time to time enter into lending arrangements with the CSC Stockholders relating to shares of Class A Common Stock, and BSIL will pay fees, consistent with current market rates, to the CSC Stockholders when it does so. These share lending arrangements will be entered into at the election of the CSC Stockholders with the agreement of BSIL and may be terminated by either party at any time. Further, BSIL may from time to time enter into arrangements designed to hedge the ultimate settlement value of the Forward Agreement. BSIL may realize additional gains or losses from these hedging transactions based upon market conditions and other factors, which gains, if any, may be deemed underwriting compensation. In addition, the Company and the CSC Stockholders have agreed to indemnify and hold harmless BSIL and Bear, Stearns & Co. Inc. against certain liabilities under the Securities Act that could arise in connection with the sale shares of Class A common stock.

                            -------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE CONVERTIBLE SENIOR NOTES OR SHARES OF OUR CLASS A COMMON STOCK.

                            -------------------------

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is February 20, 2001.